EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-119775 on Form S-8 of our report dated March 21, 2005, relating to the consolidated financial statements and financial statement schedule of Cogent, Inc. appearing in this Annual Report on Form 10-K of Cogent, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Los Angeles, California

March 21, 2005